SPECIAL POWER OF ATTORNEY

      1. Appointment of Attorney in Fact.  I, MATTHEW J. PFEFFER, designate LANCE K. GORDON and KEVIN LEE and each of them, as my attorney in fact to execute any and all Forms 3, Forms 4 or Forms 5 as required pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and to file the same with the Securities and Exchange Commission.

      2. Effectiveness.  This Power of Attorney shall become effective immediately.

      3. Duration.  This Power of Attorney becomes effective as provided in Section 2 and shall remain in effect until revoked or terminated as provided in Section 4 or 5, notwithstanding my incapacity or disability, or any uncertainty as to whether I am dead or alive.

      4. Revocation.  This Power of Attorney may be revoked, suspended, or terminated by written notice from me to my attorney in fact.

      5. Termination.

            (a) By Guardian.  If appointed, a guardian of my estate may, with court approval, revoke, suspend, or terminate this Power of Attorney.

            (b) By Death of Principal.  My death shall revoke this Power of Attorney upon actual knowledge or receipt of written notice thereof by the attorney in fact.

            (c) By Expiration.  This Power of Attorney shall terminate at midnight, December 31, 2006.

The termination of this Power of Attorney shall not affect acts lawfully taken hereunder during the period of its effectiveness.

      6. Reliance.  Any person dealing with the attorney in fact shall be entitled to rely upon this Power of Attorney so long as the person with whom the attorney in fact was dealing, at the time of any act taken pursuant to this Power of Attorney, had neither actual knowledge nor written notice of any revocation, suspension or termination of this Power of Attorney.  Any action so taken, unless otherwise invalid or unenforceable, shall be binding on me and my heirs, devisees, legatees or personal representatives.

      7. Applicable Law.  The internal law of the State of California shall govern this Power of Attorney.

       _/s/ Matthew J. Pfeffer   _28 March 2006__

                 (Signature)                (Date)

       __Matthew J. Pfeffer__________________

                 (Print Name)

291/122473.01

062499/1144/40081.00010